Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Stock Incentive Plan of Symyx Technologies, Inc. of our reports dated February 23, 2007, with respect to the consolidated financial statements of Symyx Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Symyx Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Symyx Technologies, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 7, 2007